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                                 EXHIBIT 21.1
                        Subsidiaries of the Registrant


The following lists the subsidiaries of the registrant:

                                                 State / Country
       Subsidiary / dba                          Of Incorporation
       ----------------                          ----------------
Casino Excitement, Inc. (dba Mikohn
   Lighting and Sign)                            Nevada
Casino Signs Holdings Pty Limited (dba
   Casino Signs)                                 Australia
MGC, Inc. (dba Casino Signs Gulfport)            Nevada
Mikohn Europe, BV (dba Mikohn Europe)            The Netherlands
Mikohn International, Inc.                       Nevada
Casino Signs, Inc.                               Nevada
Mikohn Nevada                                    Nevada
Games of Nevada, Inc.                            Nevada
Mikohn South America, SA (50% shareholder)       Peru